Exhibit 99.1

Earthstone Energy Provides Update on Its Horizontal Ratcliffe Project

DENVER, Feb. 7, 2012 (GLOBE NEWSWIRE) -- EARTHSTONE ENERGY, INC. (NYSE Amex:ESTE) reported today that, along with its partners, it has concluded drilling operations on its previously announced horizontal Ratcliffe well, the Federal #1-5H, in Sheridan County, Montana. The well horizontally penetrated approximately 5,000 feet of Ratcliffe with encouraging results before drilling operations were concluded.  The Company expects to begin completion operations within the next two weeks.

Earthstone previously announced it has committed to participate in the drilling of at least two horizontal Ratcliffe wells in this exploration project, the Federal #1-5H being the first of these wells. The Company estimates that its 7.5% share of drilling and completion costs for the two wells will be approximately $1,000,000. Earthstone plans to fund all the above efforts with existing cash, its cash flow from operations, and/or proceeds from its recent sale of Colorado properties.

In related news, the Company provided updates on it's recently acquired vertical Ratcliffe producer and vertical Red River/Gunton producer, the Federal 22-5 and Hoffelt 2. The Federal 22-5 continues to average approximately 45 barrels of oil per producing day, a 180% increase compared to pre-acquisition production rates.  On the Hoffelt 2, the Company expects to move in a workover rig this week to commence remedial downhole repairs. Following these efforts, Earthstone hopes to see improvements on the Hoffelt 2, similar to those seen on the Federal 22-5 above.

"We are pleased to conclude drilling operations on this first well and excited by the progress we are making on this entire project," commented Ray Singleton, President of Earthstone.  "We are encouraged by the rocks (formation cuttings) and gas levels that we saw while drilling the exploration well and look forward to reporting positive results once the well is placed on production. If the results are favorable, this project could have significant potential for the Company's production, reserves, and future revenues. We continue to evaluate all opportunities which could positively impact the Company's reserves and production and will announce on the advancement of these efforts in the future. We have accelerated the deployment of capital and plan to utilize our funds for the advancement of recoverable reserves the remainder of this fiscal year and into fiscal year 2013. Our current projects, as well as those we are pursuing, could have a considerable impact on Earthstone and our stock price."

ABOUT EARTHSTONE ENERGY:

Earthstone Energy, Inc. is a growth-oriented independent oil and gas exploration and production company with its primary focus in the Williston Basin and south Texas. Earthstone is now traded on the NYSE Amex under the symbol ESTE. Information on Earthstone can be found at its web site: www.earthstoneenergy.com.

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Some statements contained in this release are forward-looking, and therefore involve uncertainties or risks that could cause actual results to differ materially. Forward-looking statements can be identified by words such as "could," "should," "may," "will," "anticipate," "expect," "estimate," "intend" or "continue," or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Earthstone intends, expects or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements also include comments regarding assumptions regarding production rates and growth, operating costs, reduction of operation costs, commodity prices, industry outlook, future drilling activities, acquisitions and industry opportunities. Factors that could cause actual results to differ materially include availability of rigs and services, price volatility of oil and gas, estimated production rates and adjustments to ownership percentages in addition to economic and political events affecting supply and demand for oil and gas, loss of customers for oil and gas production and government regulations. These and other factors are discussed in more detail in Earthstone Energy's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for March 31, 2011 and Quarterly Reports on Form 10-Q for the three and six months ended June 30, 2011 and September 30, 2011, respectively. The Company disclaims any obligation to update forward-looking statements.

CONTACT:	Ray Singleton
303-296-3076 Ext 102